Exhibit 16.1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

November 6, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for WageWorks, Inc. and, under the date of February 25, 2016, we reported on the consolidated financial statements of WageWorks, Inc. as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. On October 31, 2018, we were dismissed. We have read WageWorks, Inc.’s statements included under Item 4.01 and 2.02 of its Form 8-K dated November 6, 2018 and we agree with such statements, except that we are not in a position to agree or disagree with 1) WageWorks, Inc.’s statement that the Company’s decision to change its independent registered public accounting firm was driven by a desire to accelerate the audit process, and 2) any of the matters discussed under Items 4.01(b) and 2.02.

Very truly yours,

/s/ KPMG LLP

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity.